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                                                                    Exhibit 23.1

                               Consent of Experts

The Board of Directors
Revlon, Inc.:

     We consent to incorporation by reference in the registration statement (No. 333-76267) on Form S-8 of Revlon, Inc. (the "Company") of our report dated March 28, 2001 relating to the consolidated balance sheets of the Company and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' deficiency and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2000 and the related schedule, which report appears in the December 31, 2000 annual report on Form 10-K of the Company.



                                                /s/ KPMG LLP
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